Filed pursuant to Rule 424(b)(3)

Registration No. 333-239940

PROSPECTUS SUPPLEMENT NO. 4

(to Prospectus dated July 27, 2020)

Nikola Corporation

Up to 249,843,711 Shares of Common Stock

This prospectus supplement supplements the prospectus dated July 27, 2020 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-239940). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our current report on Form 8-K, filed with the Securities and Exchange Commission on September 21, 2020 (the “Current Report”), other than the information included in Item 7.01 and Exhibit 99.1, which was furnished and not filed with the Securities and Exchange Commission. Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the offer and sale from time to time by the selling securityholders named in the Prospectus or their donees, pledgees, transferees or other successors in interest (the “Selling Securityholders”) of up to 249,843,711 shares of our common stock, $0.0001 par value per share (“Common Stock”), which includes (i) up to 6,640,000 shares held by certain persons and entities (the “Original Holders”) holding shares of Common Stock initially purchased by VectoIQ Holdings, LLC (the “Sponsor”) and Cowen Investments II, LLC (“Cowen Investments” and, together with the Sponsor, the “Founders”) in a private placement in connection with the initial public offering of VectoIQ Acquisition Corp. and (ii) 243,203,711 shares held by certain affiliates of the Company. We are registering the shares for resale pursuant to such stockholders’ registration rights under a Registration Rights and Lock-Up Agreement between us and such stockholders, which in addition to such registration rights, also provides for certain transfer and lock-up restrictions on such shares.

Our Common Stock is listed on the Nasdaq Global Select Market under the symbol “NKLA”. On September 18, 2020, the closing price of our Common Stock was $34.19.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

See the section entitled “Risk Factors” beginning on page 7 of the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 21, 2020.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 20, 2020

Nikola Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-38495	82-4151153
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation)		Identification No.)

4141 E Broadway Road	85040
Phoenix, AZ	(Zip Code)
(Address of principal executive offices)

(480) 666-1038

(Registrant’s telephone number,

including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	NKLA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 20, 2020, Trevor R. Milton offered to voluntarily step down from his positions as Executive Chairman of Nikola Corporation (the “Company”) and as a director on the Company’s Board of Directors (the “Board”), and the Board, after deliberation, accepted Mr. Milton’s offer.

In connection with Mr. Milton’s departure, the Company entered into that certain Agreement, dated September 20, 2020, by and between the Company and Mr. Milton (the “Agreement”), under which Mr. Milton voluntarily stepped down from his position as Executive Chairman of the Company and all positions as an employee and officer of the Company and its subsidiaries, and his position as a director on the Board and as a director of any of the Company’s subsidiaries, including all committees thereof, in each case, effective as of September 20, 2020. Mr. Milton will be making himself reasonably available to provide consulting services and to assist the Company as reasonably requested by the Board on an ad hoc basis through December 31, 2020.

Mr. Milton expressed his desire to relinquish, and pursuant to the Agreement, Mr. Milton agreed to relinquish (i) 100% of the 4,859,000 performance-based stock units granted to Mr. Milton on August 21, 2020 and (ii) any right or claim to enter into a two-year consulting agreement with an annual fee of $10,000,000. As part of Mr. Milton’s relinquishment of his performance based stock units, the Company also agreed to grant 1,069,000 time-vested restricted stock units vesting on June 3, 2023, to over 300 employees of the Company designated by Mr. Milton, subject to the employees’ continued employment at the Company through June 3, 2023. The Agreement also provides for the accelerated vesting and settlement of 600,000 restricted stock units granted to Mr. Milton on August 21, 2020.

For a period of three years from September 20, 2020 (the “Standstill Period”), Mr. Milton has also agreed to certain standstill provisions, including, among other things, agreeing not to (i) acquire ownership (beneficial or otherwise) of more than 19 million shares of the Company’s outstanding common stock, (ii) propose or effect any extraordinary transaction with respect to the Company, (iii) solicit any proxy or consent with respect to the election or removal of directors or any other proposal, (iv) seek representation on the Board or the removal of any member of the Board, or (v) submit any stockholder proposal.

In addition, during the Standstill Period, Mr. Milton has agreed to vote his shares of the Company’s common stock (i) in favor of the slate of directors recommended by the Board at any meeting of the stockholders of the Company and (ii) against the election of any nominee for director not recommended and nominated by the Board for election at such meeting.

The foregoing description of the terms and conditions of the Agreement does not purport to be complete and is qualified in its entirety by the full text of the Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On September 20, 2020, the Company issued a press release entitled “Nikola Board of Directors Announces Leadership Transition,” a copy of which is furnished as Exhibit 99.1 hereto.

Item 8.01	Other Events.

On September 20, 2020, the Board elected Stephen J. Girsky, a member of the Board, as Chairman of the Board.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Agreement by and between Trevor R. Milton and the Company, dated September 20, 2020.
99.1^	Press release issued by the Company dated September 20, 2020.
104	Cover Page Interactive Data File (formatted as Inline XBRL).

^	This Exhibit is furnished herewith and will not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or deemed to be incorporated by reference into any filing under the Exchange Act or the Securities Act of 1933 except to the extent that Nikola Corporation specifically incorporates it by reference.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NIKOLA CORPORATION

Date: September 21, 2020	By:	/s/ Britton M. Worthen
Britton M. Worthen

Exhibit 10.1

Execution Version

AGREEMENT

THIS AGREEMENT (the “Agreement”), is made as of September 20, 2020 by and between Nikola Corporation, a Delaware corporation (the “Company”), and Trevor Milton (the “Executive” and together with the Company, the “Parties”).

WHEREAS, the Executive is employed by the Company under terms set forth in that certain Executive Employment Arrangement, dated as of June 3, 2020, by and between the Company and the Executive (the “Employment Arrangement”);

WHEREAS, the Executive has also been a member of the Board of Directors of the Company (the “Board”) since June 3, 2020;

WHEREAS, the Executive desires to voluntarily step down from his positions as Executive Chairman of the Company and a member of the Board as of September 20, 2020 (the “Effective Date”) and the Board, after deliberation, has accepted such offer to step down; and

WHEREAS, this Agreement sets forth the mutual understanding of the Parties as it relates to the relinquishment of the Executive’s employment with the Company and service on the Board, each as of the Effective Date.

NOW, THEREFORE, in consideration of the mutual covenants, commitments and agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties intending to be legally bound hereby agree as follows:

1.            Voluntary Relinquishment. The Executive hereby voluntarily hands over and otherwise relinquishes, and the Company accepts his relinquishment of, his position as Executive Chairman of the Company and all positions as an employee and officer of the Company and its subsidiaries (the “Company Group”), and his position as a Director on the Board and a director of any of the Company’s subsidiaries, including all committees thereof effective as of the Effective Date and without the need for any other action. The Employment Arrangement will be terminated and have no further effect on the Effective Date, except as set forth in this Agreement. The Effective Date will be the Executive’s final day of employment with the Company Group for benefit plan and all other purposes. The parties agree that the Executive’s relinquishment of his employment is not a termination of the Executive by the Company for purposes of any of the Executive’s arrangements or otherwise.

2.            Consulting Services. In exchange for the mutual agreements set forth in this Agreement, the Executive hereby agrees to remain an unpaid consultant of the Company and to make himself reasonably available to provide consulting services and to assist the Company, in each case as reasonably requested by the Board on an ad hoc basis through December 31, 2020. The Company will reimburse the Executive for all reasonable and necessary out-of-pocket business and travel expenses incurred by the Executive in connection with the performance of the Executive’s consulting duties hereunder in accordance with the Company’s expense reimbursement policy for senior executives.

3.            Certain Matters. To help preserve capital and assist the Company in retaining world-class talent to succeed the Executive, the Executive hereby relinquishes each of the following: (i) 100% of the 4,859,000 performance-based stock units (the “PSUs”) granted to the Executive on August 21, 2020, (ii) any right or claim to enter into a two-year consulting agreement with an annual fee of $10,000,000 and (iii) any other right and entitlement that the Executive may have or claim pursuant to the Employment Arrangement, except as set forth in this Agreement. Executive acknowledges that as of the date hereof except for (A) 91,644,134 shares held by M&M Residual, LLC, which includes 6,005,139 shares subject to options held by certain employees pursuant to a Founder Stock Option Plan, (B) the PSUs and (C) the RSUs (as defined below), he has no other capital stock, or any options, warrants or other rights to acquire capital stock or other securities convertible into or exercisable for capital stock of the Company.

4.            The Company’s Commitments. Following the Effective Date, the Company agrees to (i) vest and settle, at a time selected by the Company but no later than March 15, 2021, in accordance with applicable documentation the restricted stock units (the “RSUs”) granted to the Executive on August 21, 2020, (ii) comply with all indemnification and advancement of expenses obligations it has pursuant to the Company’s certificate of incorporation and bylaws, each as amended through the date hereof, the Employment Arrangement, and the Indemnification Agreement, dated as of June 3, 2020, by and between the Company and the Executive (the “Indemnification Agreement”), (iii) pay for the reasonable costs of a security inspection of the Executive’s residence, (iv) reimburse the Executive up to $100,000 in the aggregate for a full-time security detail for the Executive and his family for three months following the Effective Date, (v) reimburse the Executive in accordance with applicable Company policy for business expenses incurred on or before the Effective Date, and (vi) reimburse the Executive for his reasonable legal fees incurred in connection with the negotiation and drafting of this Agreement.

5.            The Executive’s Commitments.

(a)            Restrictive Covenants. The Executive hereby reaffirms the Executive’s continuing obligations under the Employee Proprietary Information and Inventions Assignment Agreement attached as Exhibit B to the Employment Arrangement (collectively, the “Restrictive Covenants Agreement”), and acknowledges and agrees that the Restrictive Covenants Agreement will remain in effect in accordance with their terms following the Effective Date. For the avoidance of doubt, the term of the Executive’s obligations included in Sections 4(g), (h), (i) and (j) of the Restrictive Covenants Agreement shall be one year following the Effective Date.

(b)            Cooperation. The Executive acknowledges and affirms the Company Group and/or the other Releasee’s may be the subject of internal or external investigations, litigation, arbitration, or civil, governmental or other administrative proceeding involving the Company Group and/or the other Releasees (a “Claim”). The Executive will fully cooperate with the Company Group in investigating, defending or prosecuting any Claim; provided that the Executive will not be required to take any particular action if his counsel believes such action creates a conflict of interest between the Company Group and the Executive or otherwise exposes the Executive to claim or penalty. The Company will pay for or reimburse the Executive for all of the Executive’s out-of-pocket expenses incurred in connection with this Section 5(b) that have been approved in advance by the Company. The Company will make all reasonable efforts to ensure that such assistance and cooperation will not materially interfere with the Executive’s employment and business responsibilities, including any fiduciary duties. If Executive is the subject of an investigation, litigation, arbitration, or civil, governmental or other administrative proceeding involving his services to the Company (an “Executive Claim”), the Company will fully cooperate with the Executive in investigating, defending or prosecuting any such Executive Claim to the extent approved by the Company’s counsel, which approval shall not be unreasonably withheld.

(c)            Social Media. Following the Effective Date, the Executive will promptly revise the Executive’s employment status on social media, including LinkedIn and other social media sites so that the Executive is no longer identified as holding any position with the Company or serving on the Board. Prior to using any social media site, blog or other online platform to make any statements regarding the Company Group or any of their respective employees or directors (a “Statement”), the Executive agrees to consult with the Executive’s counsel and the Company’s Chief Legal Officer as may be reasonably necessary to determine that the Statement complies with the Executive’s obligations to the Company.

6.            Mutual Non-Disparagement. The Executive will not make any defamatory or disparaging statements about the Company, its board of directors, officers, management, practices, procedures, or business operations. The Company will instruct its officers and directors that they shall not make any defamatory or disparaging statements about the Executive. Nothing in this paragraph will prohibit the Executive or the Company from providing truthful information in response to a subpoena or other legal or regulatory process or any party from making internal statements in the course of performing services for the Company Group. Further, the foregoing will not apply to any truthful statement a Party makes in response to a defamatory or disparaging statements made by the other Party (in the case of the Company, in its formal public statements or by its executive officers and/or its directors) regarding the responding Party so long as the responding Party’s statements extend no further than addressing such statements by the other Party.

7.            Release by the Executive. In exchange for the mutual promises in this Agreement, the Executive hereby releases and discharges and covenants not to sue the Company, its subsidiaries, parents, or affiliated corporations, past and present, and each of them, as well as each of its and their assignees, successors, directors, officers, stockholders, partners, representatives, insurers, attorneys, agents or employees, past or present, or any of them (individually and collectively, “Releasees”), from and with respect to any and all claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, arising out of or in any way connected with events, acts, conduct, or omissions occurring at any time prior to and including the Effective Date. Notwithstanding the above, however, the Executive is not releasing (i) any claims that cannot be waived under applicable state or federal law, (ii) rights the Executive may have to indemnification and/or expense advancement (including, without limitation, under the Indemnification Agreement, the Company’s certificate of incorporation and bylaws, the Company’s D&O insurance and otherwise) and any claims to enforce such rights, (iii) vested rights or benefits under the Company’s 401(k) or other benefit plans, (iv) claims to enforce the Lock-Up Agreement, or (v) rights under or claims to enforce this Agreement. This Agreement will not prevent the Executive from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or Department of Labor.

8.            Release by the Company. The Company, on its own behalf and on behalf of its divisions, subsidiaries, parents, or affiliated corporations, past and present, and each of them, as well as each of its and their assignees, predecessors, successors, directors, officers, stockholders, partners, representatives, insurers, attorneys, agents or employees, past or present, or any of them (individually and collectively), hereby releases the Executive from and with respect to any and all claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, arising out of or in any way connected with events, acts, conduct, or omissions occurring at any time prior to and including the date Company signs this Agreement; provided, however, that such release shall not include claims for fraud, securities laws violations, criminal acts or rights under or to enforce this Agreement, the Restrictive Covenants Agreement and the Lock-Up Agreement or any act for which the Executive is not entitled to indemnification from the Company.

9.            Representations, Warranties and Covenants.

(a)            Claims. The Executive represents, warrants and covenants to each of the Releasees that the Executive has not filed any claim, suit or action against the Company Group or any Releasee. The Executive will not encourage any Person to institute any Claim against the Releasees or cooperate with any Person with any Claim.

(b)            Company Property. The Executive agrees to promptly return all property of the Company within the Executive’s possession, accessibility or control; provided however, that the Executive may retain his personal data and information including such information and data on any Company-issued cell phone and tablet.

10.            Company Equity Awards. The Company hereby agrees to grant time-vested restricted stock units vesting on June 3, 2023 with respect to 1,069,000 Company shares in the aggregate to the employees of the Company designated in writing on or before the Effective Date (“Eligible Employee”) by the Executive, subject to the applicable Eligible Employee’s continued employment through June 2, 2023, it being agreed that any restricted stock units that are forfeited by any such Eligible Employee shall be reallocated pro rata to the other Eligible Employees who remain employed on June 3, 2023.

11.            Press Release; Communications. Promptly following the execution of this Agreement, the Company shall issue a press release and file a Form 8-K disclosing this Agreement and the subject matter hereof; provided, that the Company shall provide the Executive an opportunity to review and comment on such press release and Form 8-K and consider any such comments in good faith.

12.            Access to Information To Defend Against Lawsuits and Investigations. Within 14 days of the Effective Date, the Company shall provide the Executive with a copy of all emails the Executive sent or received through his Company email account, as well as the forensic images the Company took of the Executive's electronic devices. To the extent that the Company and the Executive have a common interest, the Executive may make requests for additional documents necessary to the Executive’s defense of any lawsuits and investigations and the Company will determine in its discretion whether to provide such additional documents (provided that the Company will not deny any such request unreasonably).

13.            Standstill. During the period commencing with the Effective Date and ending on the third anniversary of the Effective Date (the “Standstill Period”), the Executive will not, and will cause each of his Affiliates and Associates not to, directly or indirectly, in any manner, alone or in concert with others (in each case, except as approved by a resolution of the Board):

(a)            acquire ownership (beneficial or otherwise) of more than 19 million shares of Common Stock (together with his Affiliates and Associates, in the aggregate during the Standstill Period) or rights or options to acquire such ownership;

(b)            propose or effect any tender or exchange offer, merger, consolidation, business combination, recapitalization, restructuring, liquidation or other extraordinary transaction with respect to the Company or its subsidiaries;

(c)            (i) make or participate in any “solicitation” (as defined under the Exchange Act) of proxies or consents with respect to the election or removal of directors or any other proposal (including any “withhold,” “vote no” or similar campaign even if conducted as an exempt solicitation); (ii) seek or knowingly encourage election to or representation on the Board, or nominate or recommend the nomination of any candidate to the Board, or the removal of any member of the Board; or (iii) make any stockholder proposal;

(d)            publicly disclose (whether via social media platform or otherwise) any intention, plan or arrangement inconsistent with the foregoing; or

(e)            knowingly encourage or assist any other Person in undertaking any of the foregoing.

In addition, during the Standstill Period, the Executive agrees that he will, and will cause each of his Affiliates and Associates to, appear in person or by proxy at each meeting of the Company’s stockholders and vote all Voting Securities beneficially owned by the Executive or such Affiliate or Associate (or which the Executive or such Affiliate or Associate has the right or ability to vote) at such meeting (a) in favor of the slate of directors recommended by the Board and (b) against the election of any nominee for director not recommended and nominated by the Board for election at such meeting.

14.            Transfers. The Executive and the Company acknowledge that each remains subject to the terms and conditions of the Lock-Up Agreement.

15.            Definitions.

(a)            “Affiliate” means, with respect to a Person, any Person that, at the time of determination, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such first Person. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with,” mean the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise.

(b)            “Associate” means, with respect to a Person who is an individual, (a) any of such Person’s Family Members; (b) any company, partnership or trust in which such Person or any of such Person’s Family Members owns five percent (5%) or more of its equity or voting interests; or (c) any trust for the benefit of such Person or one or more of such Person’s Family Members.

(c)            “Common Stock” means the common stock, $0.0001 par value per share, of the Company.

(d)            “Family Member” means, with respect to a Person, such Person’s spouse, parents, siblings, children and other descendants.

(e)            “Lock-Up Agreement” means that certain Registration Rights and Lock-Up Agreement dated as of June 3, 2020, by and among the Company and certain stockholders of the Company, as amended by Amendment No. 1 to Registration Rights and Lock-Up Agreement dated as of July 17, 2020.

(f)            “Person” means an individual, partnership, joint venture, limited liability company, corporation, firm, trust, unincorporated organization and government or other department or agency thereof.

(g)            “Voting Securities” means the Common Stock and any other securities of the Company entitled to vote in the election of directors.

16.            Section 409A. It is intended that the provisions of this Agreement will comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended and any regulations and guidelines promulgated thereunder, and the Agreement shall be interpreted on a basis consistent with such intent.

17.            Complete Agreement; Inconsistencies. This Agreement and any other documents referenced herein, constitute the complete and entire agreement and understanding of the Parties with respect to the subject matter hereof, and supersede in their entirety any and all prior understandings, commitments, obligations and/or agreements, whether written or oral, with respect thereto; it being understood and agreed that this Agreement and including the mutual covenants, agreements, acknowledgments and affirmations contained herein, is intended to constitute a complete settlement and resolution of all matters set forth in Section 7 hereof.

18.            Notices. For purposes of this Agreement, except as expressly provided otherwise, notices and all other communications provided for herein will be in writing and will be deemed to have been duly given (a) when received if delivered personally or by courier, or (b) on the date receipt is acknowledged if delivered by certified mail, postage prepaid, return receipt requested, as follows:

If to the Company, addressed to:

Nikola Corporation

4141 E Broadway Road
Phoenix, AZ 85040

Attention: Chief Legal Officer

If to the Executive, addressed to the last known residential address reflected in the Company’s records.

Notice may also be provided to such other address as either party may furnish to the other in writing in accordance herewith, except that notices or changes of address will be effective only upon receipt.

19.            Applicable Law; Submission to Jurisdiction. This Agreement is entered into under, and will be governed for all purposes by, the laws of the State of Arizona, without regard to conflicts of laws principles thereof. With respect to any claim or dispute related to or arising under this Agreement, the Parties hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in the State of Arizona.

20.            Arbitration. Except as prohibited by law, the Parties agree that any dispute as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with, this Agreement or any relationship between the Executive and the Company (or between the Executive and any officer, director, employee or affiliates of the Company, each of whom is hereby designated a third party beneficiary of this Agreement regarding arbitration) will be resolved through binding arbitration in Maricopa County, Arizona under the rules of the American Arbitration Association and the Arbitration Rules set forth in Arizona Rules of Civil Procedure. Nothing in this arbitration provision is intended to limit any right the Executive may have to file a charge with or obtain relief from the National Labor Relations Board or any other state or federal agency. The Executive agrees that such arbitration will be conducted on an individual basis only, not a class, collective or representative basis, and hereby waive any right to bring class-wide, collective or representative claims before any arbitrator or in any forum. THE PARTIES UNDERSTAND THAT BY AGREEING TO ARBITRATE DISPUTES THEY ARE WAIVING ANY RIGHT THEY MIGHT OTHERWISE HAVE TO A JURY TRIAL. This arbitration provision is not intended to modify or limit substantive rights or the remedies available to the parties, including the right to seek interim relief, such as injunction or attachment, through judicial process, which will not be deemed a waiver of the right to demand and obtain arbitration.

21.            Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

22.            Successors and Assigns. The Parties’ obligations hereunder will be binding upon their successors and assigns. The Parties’ rights and the rights of the other Releasees will inure to the benefit of, and be enforceable by, any of the Parties’ and Releasees’ respective successors and assigns. The Company may assign all rights and obligations of this Agreement to any successor in interest to the assets of the Company. The Executive may not assign any rights and obligations of this Agreement without the prior written consent of the Company.

23.            Amendments and Waivers. No amendment to or waiver of this Agreement or any of its terms will be binding upon any Party unless consented to in writing by such Party.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the Parties have executed this Relinquishment and Release Agreement, effective on the date as provided herein.

NIKOLA CORPORATION

By:	/s/ Mark Russell
Name:	Mark Russell
Title:	Chief Executive Officer

TREVOR MILTON

/s/ Trevor Milton

[Signature Page]

Exhibit 99.1

FOR IMMEDIATE RELEASE

Nikola Board of Directors Announces Leadership Transition

Trevor Milton Steps Down as Executive Chairman; Stephen Girsky Appointed

Chairman of the Board

PHOENIX, September 20, 2020 — Nikola Corporation (NASDAQ: NKLA) today announced that Trevor Milton approached the Board of Directors and proposed to voluntarily step aside as Executive Chairman and from the Board. The Board accepted his proposal, and Stephen Girsky, former Vice Chairman of General Motors Co. and a member of Nikola’s Board, has been appointed Chairman of the Board, effective immediately.

“Nikola is truly in my blood and always will be, and the focus should be on the Company and its world-changing mission, not me,” said Milton. “So I made the difficult decision to approach the Board and volunteer to step aside as Executive Chairman. Founding Nikola and growing it into a company that will change transportation for the better and help protect our world’s climate has been an incredible honor.”

“As we move forward, I am confident Steve is the right leader to guide our vision at the Board level. In addition to being an early believer and supporter of Nikola, Steve has more than 30 years of experience working with OEM leaders, suppliers, dealers, labor leaders and national policy makers, and has served as a director of numerous public companies.”

Milton continued, “We’ve built a deep bench of talent over the years, and I am confident that Nikola’s Chief Executive Officer, Mark Russell, supported by Chief Financial Officer, Kim Brady, and the rest of the leadership team will advance our goal of making Nikola the global leader in zero-emissions transportation. I want to thank all of Nikola’s employees, investors and partners who have shared in my vision and rallied behind Nikola during this time.”

Girsky said, “On behalf of the Board, I want to thank Trevor for his visionary leadership and significant contributions to Nikola since its founding. Trevor saw the possibility of creating an end-to-end zero-emission transportation system when the industry was still in its nascent stages and took action to build the Nikola of today, with world-class partnerships, groundbreaking R&D, and a revolutionary business model. I know I speak for everyone at Nikola in our gratitude and in wishing him all the best.”

“We remain committed to delivering on our objectives and creating value for our shareholders,” said Mark Russell, Nikola’s Chief Executive Officer. “Along with the rest of the management team, I will continue to work closely with Steve and the Board to advance Nikola’s vision for the future. Our priorities remain unchanged and, in collaboration with our partners, we are laser-focused on executing on our strategic initiatives and laying the groundwork to become a vertically integrated zero-emissions transportation solutions provider.”

About Stephen Girsky

Girsky is a Managing Partner of VectoIQ, LLC, an independent advisory firm based in New York. Girsky has more than 30 years of experience working with corporate board executives, labor leaders, OEM leaders, suppliers, dealers and national policy makers. Girsky served in a number of capacities at General Motors Co. (NYSE: GM) (‘‘General Motors’’) from November 2009 until July 2014, including vice chairman, having responsibility for global corporate strategy, new business development, global product planning and program management, global connected consumer/OnStar, and GM Ventures LLC, global research & development and global purchasing and supply chain. Girsky also served on General Motors’ board of directors following its emergence from bankruptcy in June 2009 until June 2016. Girsky currently serves on the boards of directors of United States Steel Corporation (NYSE: X), a steel producer, and Brookfield Business Partners Limited, the general partner of Brookfield Business Partners, L.P. (NYSE: BBU; TSX BBU.UN), a private equity company.

ABOUT NIKOLA CORPORATION:

Nikola Corporation is globally transforming the transportation industry. As a designer and manufacturer of zero-emission battery-electric and hydrogen-electric vehicles, electric vehicle drivetrains, vehicle components, energy storage systems, and hydrogen station infrastructure, Nikola is driven to revolutionize the economic and environmental impact of commerce as we know it today. Founded in 2015, Nikola Corporation is headquartered in Phoenix, Arizona. For more information, visit www.nikolamotor.com or Twitter @nikolamotor.

FORWARD LOOKING STATEMENTS

Certain statements included in this press release that are not historical facts are forward looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Forward looking statements generally are accompanied by words such as "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "expect," "should," "would," "plan," "predict," "potential," "seem," "seek," "future," "outlook," and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward looking statements include, but are not limited to, statements regarding the company’s expectations regarding its business, business model and strategy; the company’s expectations regarding its projected truck builds and related specifications; the company’s expectations for its trucks and market acceptance of electric trucks; and market opportunity. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of Nikola’s management and are not predictions of actual performance. Forward looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the forward looking statements, including but not limited to general economic, financial, legal, regulatory, political and business conditions and changes in domestic and foreign markets; the potential effects of COVID-19; the outcome of legal proceedings to which Nikola is, or may become a party; failure to realize the anticipated benefits of the recently completed business combination; the conversion of pre-orders into binding orders; risks related to the rollout of Nikola’s business and the timing of expected business milestones; the effects of competition on Nikola’s future business; the availability of capital; and the other risks detailed from time to time under the heading "Risk Factors" in in Nikola’s reports filed with the Securities and Exchange Commission, including its quarterly report on Form 10-Q for the quarter ended June 30, 2020 and other documents Nikola’s files with the SEC. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward looking statements. These forward looking statements speak only as of the date hereof and Nikola specifically disclaims any obligation to update these forward looking statements.

SELL-SIDE ANALYST / INSTITUTIONAL INVESTOR INQUIRIES:

Kim Brady

kim.brady@nikolamotor.com

MEDIA CONTACTS:

Nicole Rose

nicole.rose@nikolamotor.com

480-660-6893

Colleen Robar

crobar@robarpr.com

313-207-5960

Tim Lynch / Tim Ragones

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449